Exhibit 99.1

The following is a message Greg Case, Aon CEO, shared with Aon colleagues on Monday, April 27, 2020.

Colleagues,

Over the last two months, as the COVID-19 outbreak has spread around the world, we’ve begun a discussion about what its human and economic toll means for our firm.

Throughout this trauma, our team has demonstrated incredible resilience. We all understand the gravity of this crisis and recognize the important role Aon plays in an increasingly volatile, interconnected and uncertain world.

Which is why we have committed to you that no one at Aon is going to lose their job because of this COVID-19 outbreak. Bringing the best of our firm to clients requires every single one of our colleagues and we are committed to an approach that allows all of us to continue supporting that mission – that’s core to the premise of Aon United.

We also acknowledge that we are experiencing a humanitarian tragedy at a scale that is difficult to comprehend. While we hold on to glimmers of hope that the worst of the human impact may have passed, the economic consequences are likely to play out for months, or even years to come. Which presents us with difficult decisions in the near term.

As we have previously discussed, we have adopted a set of principles to help us navigate this unprecedented global economic lockdown. Guided by those principles, we are now prepared to share the actions we will take to preserve our operational flexibility and ensure we emerge from this uncertainty a stronger and more capable firm.

First, I’d like to provide some context on how we have reached our decisions.

Recognizing an unprecedented economic lockdown

The global economy is forecasted to shrink by about 3 percent for all of 20201, the worst performance in nearly 100 years2.

In Europe, recent reports project 59 million jobs affected3, with more than a quarter of all private sector employment in the EU and UK impacted. In Asia, millions are projected to be out of work as China recovers from its first quarter of negative economic growth in over 50 years4. In the United States, some project that nearly one third of American workers – nearly 47 million people – could lose their jobs before this crisis ends5.

The economic analysis is daunting, but if it were simply a case of marginal revenue declines, we could counter with further expense discipline. Those are fundamentals that we know how to manage. Unfortunately, this downturn is not that simple. This is an immediate, global lockdown of major segments of our economy.

In some sectors, organizations have seen nearly all their business disappear in an instant. Airlines have idled most of their fleets. Hotels are all but empty. Retailers have shuttered their storefronts and resorted to layoffs on a massive scale. Energy companies are pressured as demand plummets. Banks are bracing for a torrent of clients unable to repay debt, with the top 5 U.S. banks alone expanding their loan loss reserves to five times greater than normal.

The actions by the banking sector are particularly concerning as they represent a belief that payment behavior is changing. It’s one thing to reduce marginal expense to match declines in revenue, it’s an entirely different challenge if there are indications that payments will be deferred to an unknown date in the future. Emphasis on unknown. We simply do not know at what rate or over what time period payment behavior could change.

Taken together, these trends point to a significant and sustained economic downturn. It’s possible that we’re wrong about the gathering financial storm, but our analysis tells us that we need to act and that presents us with a choice: do we eliminate jobs, or do we find an alternative that protects our colleagues and serves our clients?

Taking action from a position of strength

We have chosen to take actions that protect jobs and preserve our ability to best serve our clients and are privileged to do so from a position of exceptional financial strength:

•	Our Aon United growth strategy, refined over a decade, is working and has increased revenue and expanded operating margins, allowing us to reshape our portfolio to address emerging client needs.

•	Our Aon United Blueprint, provides us greater clarity about how we bring the best of our firm to clients through our Delivering Aon United game plan.

•	Our investments in Aon Business Services have allowed our firm to adapt quickly to the current environment and manage our expenses with better pace and precision.

•	Our services are largely non-discretionary, and we enjoy a 95%+ retention rate.

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Our combination with Willis Towers Watson will be a positive catalyst that enables us to accelerate innovation on behalf of clients. This all-stock combination requires no financing and our intent to complete it creates no incremental financial burden.

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Our cash position is strong, reinforced by an investment-grade balance sheet and a thoughtfully managed and staggered debt portfolio which insulates us from the accumulation of debt maturities at any one time.

While we have reason to be encouraged, even hopeful, we also must be clear-eyed about the uncertainty we face and take action now.

A principles-based approach to protecting colleagues

As we have discussed over the past month, we have adopted a set of principles to guide our actions:

1.

Our priority will be our colleagues, clients, and our firm. We will always look to protect our colleagues’ needs. Our value to clients stems fully from the collective capabilities of our colleagues. The concerns of all other stakeholders are important, but secondary at this time.

2.

We will be sober in our assessment of the landscape. We recognize the extraordinarily fluid nature of the business landscape and will continue to make swift decisions that protect our operational flexibility. We will not take a “wait and see” approach to the future of our firm.

3.

We will focus on the things we can control. This is the hand we have all been dealt. No amount of complaining about it or comparing our approach to others will change the fact set. We own our destiny and we wouldn’t want it any other way.

Preserving operational flexibility

Consistent with our principles, our first actions have been focused on opportunities that do not have a direct, personal impact on individual colleagues. We have already substantially curtailed spending on contractors and third-party vendors and are now asking our Aon Business Services team to take additional steps. They are mobilizing a monumental firm-wide effort to reduce all discretionary expense not related to client service.

We have also paused our stock buyback plan and set aside those funds. It’s important to note that we intend to preserve our dividend. Paying a regular dividend is consistent with maintaining an investment grade rating and fundamental to accessing the capital markets.

As we assess the economic risks on the horizon, we do not believe that these actions alone are enough to provide the operational flexibility we may require. That’s why we are also asking colleagues across the firm to support us during this time with temporary compensation reductions.

Our Named Executive Officers (NEOs), including me, Christa Davies, Eric Andersen, John Bruno and Tony Goland, as well as our Board of Directors, will reduce salaries by 50 percent.

We have worked with local leaders around the world to determine the most equitable way to apply a temporary salary reduction to our broader colleague base and have developed a tailored approach based on a set of criteria, including the cost-of-living.

Based on that analysis, we have set a floor in each country. This means that approximately 30% of our colleagues will see no reduction.

We are working with local leaders and planning for the remaining 70% of our colleagues to take a reduction of approximately 20% of salary, which will be implemented in accordance with local practices.

These actions, which will begin to take effect May 1, were developed in collaboration with the Aon Operating Committee.

Our objective is that everyone emerges from this challenging period in as good a place as possible; unfortunately, it is too early in this economic crisis to determine how we ultimately mitigate these actions.

Our commitment is that we will act with integrity to protect our colleagues and our firm. We will continue to apply our principles-based approach to how we manage through this crisis and review these actions monthly.

Emerging a stronger and more capable firm

There is no question that it would be easier to wait and see how significant the coming economic downturn will be, but that puts the future of our firm at risk. Some might argue it would simply be easier to lay-off a subset of our colleagues, but that would put our ability to serve clients at risk.

We are taking a more complex and difficult step because we believe that all of us are critical to delivering on the full potential of Aon. At a time when our clients need us most, we need the full force of Aon United behind them.

We have spent the last month carefully studying our options and know these proactive steps are the right decision for our firm. We are going on offense to both protect our firm and prepare for the opportunity that lays ahead.

Because as much as these actions reflect a principled decision consistent with our values, it is also a business decision based squarely on client need. We are witnessing a global shift in client priorities not seen in recent history and we must be ready to answer that call.

For that reason, we expect to emerge from this crisis a stronger and more capable firm that is essential to our client’s success and best positioned to capitalize on that opportunity.

Thank you for your support, your dedication and all that you are doing for our firm.

Be safe and stay Aon United.

Best,

Greg

1	International Monetary Fund: World Economic Outlook
2	IMF Blog: The Great Lockdown Worst Economic Downturn Since the Great Depression
3	ABS News/McKinsey: Up to 59 million jobs at risk as European countries look to ease coronavirus lockdown measures
4.	National Bureau of Statistics of China: Decline of Major Economic Indicators Significantly Narrowed Down in March
5.	CNBC: Coronavirus Job Losses Could Total 47 Million Unemployment Rate of 32 percent Fed Says

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